Exhibit 99.1

REATA PHARMACEUTICALS, INC. ANNOUNCES SECOND QUARTER 2019 FINANCIAL RESULTS AND AN UPDATE ON DEVELOPMENT PROGRAMS

Conference call with management scheduled for today, August 8, 2019

IRVING, Texas—August 8, 2019—Reata Pharmaceuticals, Inc. (Nasdaq: RETA), a clinical-stage biopharmaceutical company, today announced financial results for the second quarter ended June 30, 2019, and provided an update on the Company’s business and product development programs.

Product Development Updates

Phase 2/3 CARDINAL Trial of Bardoxolone in Alport Syndrome

The Phase 3 portion of CARDINAL is an international, multi-center, randomized, double-blind, placebo-controlled trial studying the safety and efficacy of bardoxolone methyl (bardoxolone) in patients with chronic kidney disease caused by Alport syndrome.  Enrollment in the pivotal Phase 3 portion of CARDINAL was completed last year with 157 patients.  We expect to announce one-year, top-line results from CARDINAL in the second half of 2019.  The U.S. Food and Drug Administration (FDA) has provided guidance that an improvement in retained estimated glomerular filtration rate (eGFR) versus placebo after 48 weeks of treatment and a four-week drug withdrawal period may support accelerated approval under subpart H.  Data demonstrating an improvement versus placebo in retained eGFR after two years may support full approval.  No safety concerns have been reported by the data monitoring committee.

MOXIe Trial of Omaveloxolone in Friedreich’s Ataxia

MOXIe is a two-part, international, multi-center, randomized, double-blind, placebo-controlled registrational trial studying the safety and efficacy of omaveloxolone in patients with Friedreich’s ataxia (FA).  Enrollment in the pivotal part 2 of MOXIe was completed last year with 103 patients, and we expect to announce top-line data in the second half of 2019.  The FDA has provided guidance that an analysis of modified Friedreich’s Ataxia Rating Scale (mFARS) scores demonstrating an improvement versus placebo after 48 weeks of omaveloxolone treatment may support submission of a New Drug Application for omaveloxolone for the treatment of FA.  No safety concerns have been reported by the data monitoring committee.

Phase 3 FALCON Trial of Bardoxolone in Autosomal Dominant Polycystic Kidney Disease

We announced in May 2019 that the first patient was enrolled in a registrational Phase 3 trial called FALCON, an international, multi-center, randomized, double-blind, placebo-controlled trial studying the safety and efficacy of bardoxolone in approximately 300 patients with autosomal dominant polycystic kidney disease.  The FDA has provided guidance that an improvement in retained eGFR versus placebo at one year may support accelerated approval under subpart H, and that data demonstrating an improvement versus placebo in retained eGFR after two years may support full approval.

Phase 3 CATALYST Trial of Bardoxolone in Connective Tissue Disease-Associated Pulmonary Arterial Hypertension

We are conducting the pivotal Phase 3 CATALYST trial of bardoxolone in patients with pulmonary arterial hypertension associated with connective tissue disease, an often-fatal manifestation of many types of autoimmune disease, including systemic sclerosis (scleroderma) and systemic lupus erythematosus.  The trial will enroll approximately 200 patients, with top-line data expected in the first half of 2020.

Selected Clinical Milestones in 2019

•	Pivotal CARDINAL data in the second half of 2019
•	Pivotal MOXIe data in the second half of 2019

Financial Highlights

The Company incurred total expenses of $41.5 million for the quarter ended June 30, 2019, with research and development accounting for $29.6 million.  This compares to total expenses of $34.2 million for the same period of the year prior, when research and development accounted for $23.4 million.  We reported a net loss of $34.4 million or $1.14 per share for the quarter ended June 30, 2019.  This compares to a net loss of $28.2 million or $1.08 per share in the same period of the year prior.

The net loss for the three-month period compared to the year prior is primarily driven by an increase in expenses while revenue remained consistent to the year prior.  Higher expenses were driven by an increase in research and development expenses due to clinical, manufacturing, and medical affairs activities, and an increase in personnel expenses to support growth of our development activities.

We incurred total expenses of $77.8 million for the six month period ended June 30, 2019, with research and development accounting for $55.7 million.  This compares to total expenses of $62.4 million for the same period of the year prior, when research and development accounted for $44.8 million.  We reported a net loss of $63.5 million or $2.12 per share for the six month period ended June 30, 2019.  This compares to a net loss of $24.1 million or $0.92 per share in the same period of the year prior.

The increase in net loss for the six month period is driven primarily by both an increase in expenses and a decrease in revenue.  Higher expenses were driven by an increase in research and development expenses due to clinical, manufacturing, and medical affairs activities, and an increase in personnel expenses to support expanded development activities.  Revenue to date has primarily been related to license and collaboration agreements entered into during 2009, 2010, and 2011.  The decrease in revenue was primarily due to an increase in revenue recognized in the first quarter of 2018 from the portion of a $30 million milestone from Kyowa Kirin Company that was included in the transaction price for which we did not have a similar event during 2019.

Our cash-based operating expenses, a non-GAAP measure, were $36.8 million and $68.7 million for the three and six months ended June 30, 2019, respectively.  This compares to $31.6 million and $57.1 million for the same period of the year prior.  Cash-based operating expenses for the quarters ended June 30 and March 31, 2019, were $36.8 million and $31.9 million, respectively.   The increase in cash-based operating expenses for the three months ended June 30, 2019, were driven by increased manufacturing and clinical activities, as well as increased personnel costs to support growth in our development activities.  We expect our cash-based operating expenses to continue to increase in the future as we advance bardoxolone and omaveloxolone through ongoing and future clinical trials, scale manufacturing for registrational and validation purposes, advance other product candidates into mid- and later-stage clinical trials, expand our product candidate portfolio, increase both our research and development and administrative personnel, and plan for commercialization of our product candidates.

At June 30, 2019, we had $280.4 million in cash and cash equivalents.  We expect our current cash to fund our operations through data readouts for CARDINAL, MOXIe, and CATALYST.

Non-GAAP Financial Measures

In addition to the U.S. generally accepted accounting principles (GAAP) financial highlights, this earnings release includes cash-based operating expenses, a non-GAAP financial measure, which the Company defines as total expenses excluding stock-based compensation expense and depreciation expense.  A reconciliation of this non-GAAP financial measure to its most directly comparable GAAP financial measure is presented in the table below in this earnings release.

We believe that this non-GAAP financial measure, in addition to GAAP financial measures, provides a meaningful measure of our ongoing business and operating performance by allowing investors to analyze our financial results similarly to how management analyzes our financial results by viewing period expense totals more indicative of effort directly expended to advance the business and our product candidates.  Non-GAAP financial measures should be considered in addition to, not in isolation or as a substitute for, GAAP financial measures.  In addition, our non-GAAP financial measure may differ from similarly named measures used by other companies.

CONFERENCE CALL INFORMATION
Date:	Wednesday, August 8, 2019
Time:	8:00 a.m. ET
Audience Dial-in (toll-free):	(844) 348-3946
Audience Dial-in (international):	(213) 358-0892
Conference ID:	7587139
Webcast Link:	https://edge.media-server.com/mmc/p/h8xmbyuj

	Three Months Ended		Six Months Ended
	June 30,		June 30
	2019	2018	2019	2018
Consolidated Statements of Operations	(Unaudited)
	(in thousands, except share and per share data)
Collaboration revenue
License and milestone	$7,813	$7,519	$15,539	$39,686
Other revenue	20	52	64	276
Total collaboration revenue	7,833	7,571	15,603	39,962
Expenses
Research and development	29,554	23,429	55,668	44,835
General and administrative	11,706	10,689	21,744	17,317
Depreciation	232	105	401	206
Total expenses	41,492	34,223	77,813	62,358
Other income (expense)
Investment income	1,705	357	3,502	693
Interest expense	(2,413)	(903)	(4,810)	(1,413)
Loss on extinguishment of debt	-	(1,007)	-	(1,007)
Other income (expense)	7	-	7	-
Total other income (expense)	(701)	(1,553)	(1,301)	(1,727)
Loss before taxes on income	(34,360)	(28,205)	(63,511)	(24,123)
Provision for taxes on income	20	6	23	6
Net loss	$(34,380)	$(28,211)	$(63,534)	$(24,129)
Net loss per share—basic and diluted	$(1.14)	$(1.08)	$(2.12)	$(0.92)
Weighted-average number of common shares used in net loss per share basic and diluted	30,069,048	26,178,793	29,950,241	26,167,033

	June 30, 2019 (unaudited)	December 31, 2018
	(in thousands)
Condensed Consolidated Balance Sheet Data
Cash and cash equivalents	$280,449	$337,790
Working capital	219,502	286,353
Total assets	300,488	345,208
Term loan	79,897	79,219
Deferred revenue (including current portion)	210,182	225,721
Accumulated deficit	(483,857)	(420,323)
Total stockholders’ equity (deficit)	$(33,473)	$15,159

Reconciliation of GAAP to Non-GAAP Financial Measures

The following table presents results for the three months ending (in thousands) (unaudited):

	2019		2018
	June 30	March 31	December 31	September 30	June 30	March 31

Total expenses - GAAP	$41,492	$36,322	$33,373	$34,735	$34,223	$28,136
Stock-based compensation expense	(4,483)	(4,227)	(2,768)	(2,745)	(2,552)	(2,485)
Depreciation	(232)	(170)	(120)	(105)	(105)	(101)
Cash-based operating expenses - Non-GAAP	$36,777	$31,925	$30,485	$31,885	$31,566	$25,550

Change from previous quarter	$4,852	$1,440	$(1,400)	$319	$6,016	$961
Percentage change from previous quarter	15%	5%	-4%	1%	24%	4%

About Reata Pharmaceuticals, Inc.

Reata is a clinical-stage biopharmaceutical company that develops novel therapeutics for patients with serious or life-threatening diseases by targeting molecular pathways involved in the regulation of cellular metabolism and inflammation.  Reata’s two most advanced clinical candidates, bardoxolone and omaveloxolone, target the important transcription factor Nrf2 that promotes restoration of mitochondrial function, reduction of oxidative stress, and inhibition of pro-inflammatory signaling.  Bardoxolone and omaveloxolone are investigational drugs, and their safety and efficacy have not been established by any agency.

Forward-Looking Statements

This press release includes certain disclosures that contain “forward-looking statements,” including, without limitation, statements regarding the success, cost and timing of our product development activities and clinical trials, our plans to research, develop and commercialize our product candidates, and our ability to obtain and retain regulatory approval of our product candidates.  You can identify forward-looking statements because they contain words such as “believes,” “will,” “may,” “aims,” “plans,” “model,” and “expects.”  Forward-looking statements are based on Reata’s current expectations and assumptions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks, and changes in circumstances that may differ materially from those contemplated by the forward-looking statements, which are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, (i) the timing, costs, conduct, and outcome of our clinical trials and future preclinical studies and clinical trials, including the timing of the initiation and availability of data from such trials; (ii) the timing and likelihood of regulatory filings and approvals for our product candidates; (iii) the potential market size and the size of the patient populations for our product candidates, if approved for commercial use, and the market opportunities for our product candidates; and (iv) other factors set forth in Reata’s filings with the U.S. Securities and Exchange Commission, including its Annual Report on Form 10-K, under the caption “Risk Factors.”  The forward-looking statements speak only as of the date made and, other than as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:

Reata Pharmaceuticals, Inc.

(972) 865-2219

http://reatapharma.com

Investors:

Vinny Jindal

Vice President, Strategy

(469) 374-8721

ir@reatapharma.com

http://reatapharma.com/contact-us/

Media:

Matt Middleman, M.D.

LifeSci Public Relations

(646) 627-8384

matt.middleman@lifescipublicrelations.com